EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-8 of New Dragon Asia Corp. and Subsidiaries of our report dated March 15, 2006, except for Note 2 as to which date is September 25, 2006, relating to our audit of the consolidated financial statements, which appear in the Annual Report on (Form 10-K/A)  of New Dragon Asia Corp. and Subsidiaries for the year ended December 25, 2005.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this registration.

/s/ Grobstein, Horwath and Company LLP

Sherman Oaks, California
January 19, 2007